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                                                                     EXHIBIT 5.1

                            [FIRST UNION LETTERHEAD]

                               June 1, 2001


Board of Directors
First Union Corporation
Charlotte, North Carolina 28288

Directors:

   I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-4 (the "Registration Statement") of 461,169,000 shares of the Corporation's Common Stock, $3.33 1/3 par value per share (together with the rights attached thereto, the "First Union Common Shares"), and of 461,169,000 shares of the Corporation's Dividend Equalization Preferred shares, no-par value per share (the "DEPs"), which are issuable upon consummation of the merger between the Corporation and Wachovia Corporation pursuant to the Agreement and Plan of Merger, dated as of April 15, 2001, and amended and restated (the "Merger Agreement").


   On the basis of such investigation as I deemed necessary, I am of the opinion that:

   (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina;


   (2) the First Union Common Shares have been duly authorized and when the Registration Statement becomes effective and the shares are issued pursuant to the Merger Agreement, such shares will be validly issued, fully paid and nonassessable; and


   (3) subject to the approval by the requisite number of shares issued and outstanding of the Corporation's Common Stock necessary to amend the Corporation's articles of incorporation, the DEPs have been duly authorized and when the Registration Statement becomes effective and the DEPs are issued pursuant to the Merger Agreement, such DEPs will be validly issued, fully paid and nonassessable.


   This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

   I hereby consent to the use of my name under the heading "Validity of Securities" in the joint proxy statement-prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Ross E. Jeffries, Jr.

                                          Ross E. Jeffries, Jr.
                                          Senior Vice President and
                                          Assistant General Counsel